Exhibit 99.1

LRR Energy, L.P. Announces Closing of Acquisition of Oil and Gas Properties in Oklahoma from Lime Rock Resources

HOUSTON, TX, January 3, 2013 — LRR Energy, L.P. (NYSE: LRE) (“LRE” or “LRR Energy”) announced today that it closed its previously announced acquisition of oil and natural gas properties in the Mid-Continent region in Oklahoma from its sponsor, Lime Rock Resources for a purchase price of $21.0 million subject to customary purchase price adjustments.  In addition, as part of the transaction, LRE acquired in the money commodity hedge contracts valued at approximately $1.8 million.

LRE funded the acquisition with borrowings under its revolving credit facility.  LRE has $200 million of outstanding borrowings under its revolving credit facility and $50 million of outstanding borrowings under its term loan as of January 3, 2013.  LRE has an additional $50 million available under its credit facility which management believes provides ample financial flexibility to execute our capital program and distribution strategy.

As part of the transaction, LRE acquired the following crude oil and natural gas hedges:

	Index	2013	2014	2015
Natural gas positions
Price swaps (MMBTUs)	NYMEX-HH	248,950	200,916	173,676
Weighted average price		$5.23	$5.58	$5.96

Oil positions
Price swaps (BBLs)	NYMEX-WTI	39,794	28,176	22,128
Weighted average price		$101.30	$100.01	$98.90

About LRR Energy, L.P.

LRR Energy is a Delaware limited partnership formed in April 2011 by affiliates of Lime Rock Resources to operate, acquire, exploit and develop producing oil and natural gas properties in North America. LRR Energy’s properties are located in the Permian Basin region in West Texas and southeast New Mexico, the Mid-Continent region in Oklahoma and East Texas and the Gulf Coast region in Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future events. Forward-looking statements are based on the current expectations of LRR Energy and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “may,” “predict,” “pursue,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “target,” “continue,” “potential,” “should,” “could” and  other similar words.  Forward-looking statements in this press release relate to, among other things, LRR Energy’s expectations regarding future results, capital expenditures and liquidity. Actual results and future events could differ materially from those anticipated or implied in such statements. Forward-looking statements involve certain risks and uncertainties, and ultimately may not prove to be accurate.  These risks and uncertainties include, among other things, a decline in oil, natural gas or NGL prices, the risk and uncertainties involved in producing oil and natural gas, competition in the oil and natural gas industry, governmental regulations and other factors.  Actual results could differ materially from those anticipated or implied in the forward-looking statements due to the factors described under the captions “Risk Factors” in LRR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011 and LRR Energy’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release. LRR Energy does not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.

INVESTOR CONTACTS:

Todd Hassen

Director of Finance

(713) 292-9534

thassen@lrrenergy.com

Jaime Casas

Chief Financial Officer

(713) 345-2126

jcasas@lrrenergy.com